SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Additional Materials
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BEA Systems, Inc.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BEA SYSTEMS, INC.

Notice of Annual Meeting of Stockholders

To Be Held July 11, 2003

To the Stockholders of BEA Systems, Inc.

NOTICE IS HEREBY GIVEN that the annual meeting (“Annual Meeting”) of stockholders of BEA Systems, Inc., a Delaware corporation, (the “Company”) will be held at the Silicon Valley Conference Center, located at 2161 North First Street, San Jose, California, at 3:00 p.m., Pacific Daylight Time, on July 11, 2003, for the following purposes:

1.    ELECTION OF DIRECTORS.    To elect three (3) Class III directors to hold office until the 2006 annual meeting of stockholders or until their successors are elected and qualified.

2.    RATIFICATION AND APPROVAL OF THE ADOPTION OF THE BEA SYSTEMS, INC. 2004 SENIOR EXECUTIVE BONUS PLAN.    To ratify and approve the adoption of the BEA Systems, Inc. 2004 Senior Executive Bonus Plan in conformity with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

3.    RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS.  To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending January 31, 2004.

4.    OTHER BUSINESS.    To transact such other business as may properly come before the Annual Meeting of stockholders and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached hereto and made a part hereof.

The Board of Directors has fixed the close of business on May 27, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the 2003 Annual Meeting of stockholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

Alfred S. Chuang

Chairman of the Board, President

and Chief Executive Officer

San Jose, California

May 30, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

BEA SYSTEMS, INC.

2315 North First Street

San Jose, California 95131

PROXY STATEMENT

General Information

This proxy statement (“Proxy Statement”) is furnished to the stockholders of BEA Systems, Inc., a Delaware corporation, (the “Company”) by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2003 annual meeting of stockholders (the “Annual Meeting”) of the Company to be held on July 11, 2003, at the Silicon Valley Conference Center, located at 2161 North First Street, San Jose, California at 3:00 p.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Robert F. Donohue, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about June 4, 2003. The costs of this solicitation are being borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $7,500, plus any customary out-of-pocket expenses and service fees. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile.

The close of business on May 27, 2003 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 401,764,793 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors, the three candidates receiving a plurality of the votes of shares of Common Stock are elected, provided a quorum is present and voting. The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal Nos. 2 and 3, provided a quorum is present and voting.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares entitled to vote and, therefore, do not have an affect on Proposal Nos. 1, 2 or 3. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes.

Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Any stockholder may change their vote prior to the Annual Meeting by (i) revoking their proxy, (ii) submitting a proxy bearing a later date, (iii) submitting new voting instructions via the Internet, (iv) calling the specifically designated telephone number, or (v) attending the Annual Meeting and voting in person.

An automated system administered by ADP-Investor Communication Services (“ADP”) will tabulate votes cast by proxy and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

Stockholders who elected to receive the Proxy Statement and annual report on Form 10-K (the “Annual Report”) over the Internet will be receiving an e-mail on or about June 4, 2003 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m., Eastern Daylight Time, July 10, 2003.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the ADP online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm is participating in ADP’s program, the proxy card will provide instructions. If the proxy card does not reference Internet information, please complete and return the enclosed proxy card in the self-addressed, postage paid envelope provided.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically, can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com.

By choosing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (888) 232-0102 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors of the Company is currently set at eight. The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

The Board is currently composed of two Class I directors (Robert L. Joss and Dean O. Morton), three Class II directors (Carol A. Bartz, Alfred S. Chuang and Stewart K.P. Gross), and three Class III directors (William T. Coleman III, L. Dale Crandall and William H. Janeway), whose terms will expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2004, 2005 and 2003, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

The Board has nominated William T. Coleman III, L. Dale Crandall and William H. Janeway as Class III directors, each to serve a three year term until the 2006 annual meeting of stockholders or until the director’s earlier resignation or removal. Each of the nominees has consented, if elected as a Class III director of the Company, to serve until his term expires. The Board has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

The three nominees for Class III directors receiving a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote shall be elected as directors, provided a quorum is present. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum.

Certain information about William T. Coleman III, L. Dale Crandall and William H. Janeway, the Class III director nominees, is furnished below.

Mr. Coleman is a founder and director of the Company and has served as the Company’s Chief Customer Advocate since August 2002. Mr. Coleman served as Chairman of the Board of Directors from the Company’s inception in 1995 until August 2002 and was Chief Strategy Officer from October 2001 to August 2002. From 1995 to October 2001, Mr. Coleman served as Chief Executive Officer of the Company. Prior to founding the Company, Mr. Coleman was employed by Sun Microsystems, Inc. from 1985 to January 1995, where his last position was Vice President and General Manager of its Sun Integration Division. Mr. Coleman also serves as a director of SkillSoft Corporation and Symantec Corporation. Mr. Coleman holds a B.S. from the Air Force Academy and an M.S. from Stanford University.

Mr. Crandall became a director of the Company in March 2003. Mr. Crandall served in various management positions with Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals including President and Chief Operating Officer, Executive Vice President and Chief Financial and Administrative Officer and was a member of the board of directors from 1998 until his retirement in June 2002. Mr. Crandall was employed by APL Limited, a global ocean transportation company, from 1995 to 1998 where he held the positions of Executive Vice President, Chief Financial Officer and Treasurer. From 1963 to 1995, Mr. Crandall was employed by PricewaterhouseCoopers, LLP where his last position was Southern California Group Managing Partner. Mr. Crandall is a director of Ansell Ltd., Covad Communications Group, Inc., Union BanCal Corporation and is a trustee for Dodge & Cox Funds. Mr. Crandall holds a B.A from Claremont McKenna College, an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Vice Chairman of Warburg Pincus LLC (“Warburg Pincus”) and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Indus International, Inc., Manugistics Group, Inc. and several privately held companies. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEES NAMED ABOVE

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the fiscal year ended January 31, 2003, the Board met nine times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the fiscal year ended January 31, 2003, each director attended more than 75% of all the meetings of the Board and its committees on which he or she served.

The Audit Committee, which held five meetings during the fiscal year ended January 31, 2003, consists of Mr. Gross, Mr. Joss and Mr. Morton and since March 2003, Mr. Crandall. The Audit Committee is primarily responsible for approving the services performed by the Company’s independent auditors, for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls, as well as other matters which may come before it or as directed by the Board. The charter for the Audit Committee was amended to reflect relevant provisions of the Sarbanes-Oxley Act of 2002 and The Nasdaq Stock Market rules. A copy of the Audit Committee charter, as amended to date, is attached as Appendix A to this Proxy Statement. The Board has determined that all members of the Audit Committee are “independent” as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Compensation Committee, which held eight meetings during the fiscal year ended January 31, 2003, consists of Ms. Bartz and Mr. Janeway. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board.

In November 2002, the Board established the Nominating and Governance Committee which did not hold any meetings during the fiscal year ended January 31, 2003. Members of the committee include Ms. Bartz, Mr. Crandall, Mr. Gross, Mr. Janeway, Mr. Joss and Mr. Morton. The Nominating and Governance Committee

reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company. The Nominating and Governance Committee also reviews proposals by stockholders in connection with the annual meeting of stockholders, makes recommendations to the Board of Directors for action on such proposals and makes recommendation of qualified candidates for election as executive officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Corporate Secretary and providing the candidate’s name, biographical data and qualifications.

Compensation of Directors

The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and committee meetings.

The Company’s policy, adopted in March 2002, for the granting of stock options to non-employee directors provides that in the first quarter of each fiscal year, each continuing non-employee director will receive a non-qualified stock option grant for the purchase of 50,000 shares of the Company’s Common Stock which will become fully vested at the end of twelve months from the date of grant. Additionally, the chairpersons of the Audit Committee, currently Mr. Morton, and the Compensation Committee, currently Ms. Bartz, will receive non-qualified stock option grants for the purchase of 10,000 shares each of the Company’s Common Stock which will become fully vested at the end of twelve months from the date of grant. All such non-qualified stock options granted to non-employee directors will have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. On April 12, 2002, Messrs. Gross, Janeway, Joss and Morton and Ms. Bartz received non-qualified stock option grants for the purchase of 50,000 shares each of the Company’s Common Stock at an exercise price of $10.78 per share. On the same date, Ms. Bartz and Mr. Morton received non-qualified stock option grants for the purchase of 10,000 shares each of the Company’s Common Stock at an exercise price of $10.78 per share.

In March 2003, the Company revised its compensation policy for individuals serving as non-employee directors of the Company. Effective February 1, 2003, upon appointment to the Board of Directors, each non-employee director will receive a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock which will vest over four years at a rate of 25% at the end of the first year and 1/48th each month thereafter. On the date of each first quarter meeting of the Board of Directors, each incumbent non-employee director will automatically be granted a non-qualified stock option grant for the purchase of 50,000 shares of the Company’s Common Stock which will become fully vested twelve months from the date of grant. In addition, individuals serving as a committee chair will receive a non-qualified stock option grant for the purchase of 10,000 shares of the Company’s Common Stock which will become fully vested twelve months from the date of grant. All of the above non-qualified stock options granted to non-employee directors will have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Annually, at the beginning of the Company’s fiscal year, each incumbent non-employee director will receive a cash retainer of $30,000 and individuals serving as a committee chair will receive an additional cash retainer of $5,000. Non-employee Board members may elect, in lieu of the cash retainer, to receive an equivalent amount in shares of the Company’s Common Stock based upon the fair market value of the Company’s Common Stock on the date of making such election. Incumbent non-employee directors will also receive annually, at the beginning of the Company’s fiscal year, a stock retainer payable in shares of the Company’s Common Stock equivalent in value to $30,000. On March 19, 2003, Messrs. Gross, Janeway, Joss and Morton and Ms. Bartz received non-qualified stock option grants for the purchase of 50,000 shares each of the Company’s Common Stock at an exercise price of $11.92 per share. On the same date, Ms. Bartz and Mr. Morton, each serving as a committee chair, received non-qualified stock option grants for the purchase of 10,000 shares each of the Company’s Common Stock at an exercise price of $11.92 per share. In April 2003, Messrs. Crandall, Joss and Morton and Ms. Bartz received a cash retainer of $30,000 and Ms. Bartz and Mr. Morton, each as serving as a committee chair, received an additional $5,000. In lieu of the cash retainer, Mr. Gross and Mr. Janeway elected to receive an equivalent amount in shares of the Company’s Common Stock and on April 30, 2003 were issued 2,804 shares of the Company’s Common Stock at a fair market value of $10.70 per share. On March 19, 2003, Messrs. Gross, Janeway, Joss and Morton and Ms. Bartz were issued a stock retainer of 2,674 shares of the Company’s Common Stock at a fair market value of $11.22 per share.

Mr. Crandall, upon his appointment to the Board of Directors, received on March 12, 2003 a non-qualified stock option grant to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $9.62 per share.

Compensation Committee Interlocks and Insider Participation

During fiscal 2003, the Compensation Committee consisted of Carol A. Bartz and William H. Janeway. Mr. Janeway is a Vice Chairman of Warburg Pincus, the manager of WP Equity Partners, Inc., which in fiscal 2003 was indebted to the Company for two outstanding notes receivable in the amounts of $68.0 million and $6.6 million, respectively. On January 31, 2003, all amounts outstanding under such notes were repaid in full by WP Equity Partners, Inc. to the Company. See description under section entitled “Certain Transactions”.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to the executive officers (“Executive Officers”) and members of the Board of Directors of the Company as of April 30, 2003.

Name	Age	Position
Alfred S. Chuang	41	Chairman of the Board, President and Chief Executive Officer

William T. Coleman III	55	Director and Chief Customer Advocate

Thomas M. Ashburn	59	Executive Vice President, Worldwide Services

Olivier Helleboid	48	Executive Vice President, Products Organization

Charles L. ILL III	49	Executive Vice President, Worldwide Sales

William M. Klein	46	Executive Vice President and Chief Financial Officer

Tod Nielsen	38	Executive Vice President and Chief Marketing Officer

Carol A. Bartz (2) (3)	54	Director

L. Dale Crandall (1) (3)	61	Director

Stewart K.P. Gross (1) (3)	43	Director

William H. Janeway (2) (3)	59	Director

Robert L. Joss (1) (3)	61	Director

Dean O. Morton (1) (3)	71	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

Mr. Chuang is a founder of the Company and serves as President, Chief Executive Officer and since August 2002, Chairman of the Board. Prior to his current role, Mr. Chuang held various executive positions, including Chief Operating Officer, Executive Vice President of Product Development and Chief Technology Officer. Prior to founding the Company in 1995, Mr. Chuang served in various positions from 1986 to 1994 at Sun Microsystems, Inc., including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun’s Middleware Group. Mr. Chuang holds a B.S. from the University of San Francisco and an M.S. from University of California, Davis.

Mr. Coleman is a founder and director of the Company and has served as the Company’s Chief Customer Advocate since August 2002. Mr. Coleman served as Chairman of the Board of Directors from the Company’s inception in 1995 until August 2002 and was Chief Strategy Officer from October 2001 to August 2002. From 1995 to October 2001, Mr. Coleman served as Chief Executive Officer of the Company. Prior to founding the Company in 1995, Mr. Coleman was employed by Sun Microsystems, Inc. from 1985 to January 1995, where his last position was Vice President and General Manager of its Sun Integration Division. Mr. Coleman also serves as a director of SkillSoft Corporation and Symantec Corporation. Mr. Coleman holds a B.S. from the Air Force Academy and an M.S. from Stanford University.

Mr. Ashburn has served as Executive Vice President, Worldwide Services for the Company since February 2002. Prior to his current position, Mr. Ashburn served, since August 2001, as an advisor to the Company for Worldwide Services. Prior to joining the Company, Mr. Ashburn had over 34 years of experience from 1967 to 2001 in various management positions at Hewlett-Packard Corporation (“Hewlett-Packard”), including most recently as Vice President and General Manager, Hewlett-Packard Services. Mr. Ashburn holds a B.S. from California State University, Long Beach.

Mr. Helleboid has served as Executive Vice President, Products Organization since August 2002. From December 1999 to August 2002, Mr. Helleboid was President and Chief Executive Officer of Rainfinity, a software solutions company. Prior to Rainfinity, Mr. Helleboid spent 17 years with Hewlett-Packard in various lines of business and management positions, including Vice President and General Manager of Hewlett-Packard’s Openview Software Business Unit and General Manager of Hewlett-Packard’s Commercial Systems division. Mr. Helleboid holds a degree in engineering from the Ecole Nationale Superieure des Telecommunications in Paris, France and a M.S. from the Sloan School of Management at MIT.

Mr. ILL joined the Company as Executive Vice President, Worldwide Sales in January 2003. Prior to joining the Company, Mr. ILL was employed by International Business Machines Corporation (“IBM”) from 1978 to January 2003 where he held various sales and marketing positions, most recently as Vice President, Worldwide Software Geographic Sales, Marketing and Technical team. Mr. ILL also held a number of positions focused on developing IBM’s software business in Asia Pacific and throughout North and South America. Mr. ILL previously held the following positions at IBM: Vice President, Software Americas; Vice President, Worldwide Software Marketing; Vice President, Europe, Middle East and Africa Software Sales and Marketing; General Manager, Asia Pacific Software Marketing and Channels; and Director of Asia Pacific Software Operations. Mr. ILL holds a B.S. and an M.B.A. from Lehigh University.

Mr. Klein has served as Executive Vice President and Chief Financial Officer of the Company since January 2000. Prior to joining the Company, Mr. Klein held senior management positions with Hewlett-Packard from 1986 to 2000, most recently as Vice President and Chief Financial Officer of the Inkjet Imaging business. Prior to Hewlett-Packard, Mr. Klein was a Senior Manager with PricewaterhouseCoopers, LLP. Mr. Klein holds a B.S. from California State University, Chico and is a Certified Public Accountant.

Mr. Nielsen has served as Executive Vice President and Chief Marketing Officer since November 2001. Mr. Nielsen joined the Company in August 2001 as Senior Vice President, Developer Programs in connection with the Company’s acquisition of CrossGain Corporation (“CrossGain”), a software development company. From July 2000 to July 2001, Mr. Nielsen was employed by CrossGain where he served as Chief Executive Officer. From 1988 to July 2000, Mr. Nielsen was employed by Microsoft Corporation, where he held various management positions, including his most recent positions as Vice President, Platform Group and Vice President, Developer Relations. Mr. Nielsen holds a B.S. from Central Washington University.

Ms. Bartz has served as a director of the Company since November 1995. From April 1992 to the present, Ms. Bartz has served as the Chairman and Chief Executive Officer of Autodesk, Inc., a supplier of computer design tools. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., the most recent as Vice President of Worldwide Field Operations. Ms. Bartz is a director of Autodesk, Inc., Cisco Systems, Inc. and Network Appliance, Inc. Ms. Bartz holds a B.S. from the University of Wisconsin at Madison.

Mr. Crandall became a director of the Company in March 2003. Mr. Crandall served in various management positions with Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals including President and Chief Operating Officer, Executive Vice President and Chief Financial and Administrative Officer and was a member of the board of directors from 1998 until his retirement in June 2002. Mr. Crandall was employed by APL Limited, a global ocean transportation company, from 1995 to 1998 where he held the positions of Executive Vice President, Chief Financial Officer and Treasurer. From 1963 to 1995, Mr. Crandall was employed by PricewaterhouseCoopers, LLP where his last position was Southern California Group Managing Partner. Mr. Crandall is a director of Ansell Ltd., Covad Communications Group, Inc., Union BanCal Corporation and is a trustee for Dodge & Cox Funds. Mr. Crandall holds a B.A. from Claremont McKenna College, an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

Mr. Gross has served as a director of the Company since September 1995. Mr. Gross is a Senior Managing Director of Warburg Pincus and has been employed by Warburg Pincus since 1987. Prior to joining Warburg Pincus, Mr. Gross was employed at Morgan Stanley & Co. Mr. Gross is a director of SkillSoft Corporation and several privately held companies. Mr. Gross has a B.A. from Harvard University and an M.B.A. from Columbia University.

Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Vice Chairman of Warburg Pincus and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Indus International, Inc., Manugistics Group, Inc. and several privately held companies. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

Mr. Joss has served as a director of the Company since February 2000. Since September 1999, Mr. Joss has been Philip H. Knight professor and Dean of the Graduate School of Business at Stanford University. From 1993 to 1999, Mr. Joss served as Chief Executive Officer and Managing Director of Westpac Banking Corporation, one of Australia’s largest banking organizations. From 1986 to 1993, Mr. Joss held a variety of positions at Wells Fargo Bank, N.A., a provider of financial services, including Vice Chairman. Mr. Joss is a director of E.piphany, Inc. and Wells Fargo & Company. Mr. Joss holds a B.A. from the University of Washington, an M.B.A. and a Ph.D. from the Stanford University Graduate School of Business.

Mr. Morton has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of Cepheid Corporation and Pharsight Corporation. He is a trustee of the Metropolitan Series Fund, State Street Research Group of Funds, and State Street Research Portfolios, Inc. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 30, 2003, for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers as defined in the Summary Compensation Table below, and (iv) all directors and Executive Officers as a group.

	Shares Beneficially Owned (1)
Directors, Executive Officers and 5% Stockholders	Number	Percent (2)
FMR Corp. (3)	61,826,384	15.91%
Warburg Pincus Ventures, L.P. (4)	23,539,578	5.87%
Alfred S. Chuang (5)	7,848,396	1.94%
William T. Coleman III (6)	6,910,667	1.71%
William M. Klein (7)	784,931	*
Tod Nielsen (8)	380,507	*
Thomas M. Ashburn (9)	147,083	*
Charles L. ILL III	100,000	*
Matthew S. Green	2,417	*
Carol A. Bartz (10)	819,063	*
L. Dale Crandall	—	*
Stewart K.P. Gross (11)	24,010,820	5.98%
William H. Janeway (11)	24,838,968	6.19%
Robert L. Joss (12)	225,799	*
Dean O. Morton (13)	1,154,182	*
All Executive Officers and directors as a group (14 persons) (14)	43,470,805	10.63%

*	Less than 1 percent of the outstanding voting Common Stock

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 401,153,888 shares of voting Common Stock outstanding as of April 30, 2003.

(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2003. FMR Corp. has sole dispositive power with respect to 61,826,384 shares of the Company’s Common Stock and sole voting power with respect to 2,286,809 shares of the Company’s Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(4)	The sole general partner of Warburg Pincus Ventures, L.P. (“WPV”) is Warburg Pincus & Co., a New York general partnership (“WP”). WPV is managed by Warburg Pincus. William H. Janeway, a Vice Chairman and Member of Warburg Pincus and a partner of WP, and Stewart K.P. Gross, a Managing Director of Warburg Pincus and a partner of WP are both directors of the Company. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017.

(5)	Includes 280,000 shares held by the Courtney Z. Chuang Trust of which Mr. Chuang is the trustee. Also includes 3,177,365 shares subject to options exercisable within 60 days of April 30, 2003. The address for the Courtney Z. Chuang Trust is c/o Alfred S. Chuang, BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131.

(6)	Includes 1,968,825 shares subject to options exercisable within 60 days of April 30, 2003.

(7)	Includes 782,389 shares subject to options exercisable within 60 days of April 30, 2003.

(8)	Includes 224 shares held by the Brittany Nielsen Irrevocable Trust of which Mr. Nielsen is co-trustee. Also includes 367,729 shares subject to options exercisable within 60 days of April 30, 2003. The address for the Brittany Nielsen Irrevocable Trust is c/o Tod Nielsen, BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131.

(9)	Includes 147,083 shares subject to options exercisable within 60 days of April 30, 2003.

(10)	Includes 292,500 shares subject to options exercisable within 60 days of April 30, 2003. Also includes 16,400 shares held by Ms. Bartz’s spouse, Bill Marr. The address for Bill Marr is c/o Carol A. Bartz, Autodesk, Inc. 111 McInnis Parkway, San Rafael, CA 94903.

(11)	Included in the shares indicated as owned by Mr. Janeway and Mr. Gross are 23,539,578 shares beneficially owned by WPV and 212,450 shares beneficially owned by WP, which are included because of Mr. Janeway’s and Mr. Gross’ affiliation with WPV and WP. Mr. Janeway and Mr. Gross disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Shares indicated as owned by Mr. Janeway and Mr. Gross both include 50,000 shares subject to options exercisable within 60 days of April 30, 2003, respectively.

(12)	Includes 223,125 shares subject to options exercisable within 60 days of April 30, 2003.

(13)	Includes 582,500 shares subject to options exercisable within 60 days of April 30, 2003.

(14)	Includes 7,641,516 shares subject to options exercisable within 60 days of April 30, 2003. Includes 23,539,578 shares beneficially owned by WPV and 212,450 shares beneficially owned by WP, which are included because of the affiliation of Mr. Janeway and Mr. Gross with WPV and WP. Mr. Janeway and Mr. Gross each disclaim beneficial ownership of such shares.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF THE COMPANY’S 2004 SENIOR EXECUTIVE BONUS PLAN

The Board of Directors has approved the adoption of a 2004 Senior Executive Bonus Plan (the “Plan”) for the grant of incentive awards to certain of the Company’s executive officers commencing with the Company’s 2005 fiscal year beginning February 1, 2004. Adoption of the Plan is subject to approval by the holders of a majority of the shares of the Company’s Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. The Plan provides the Company’s key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background and Reasons for Adoption

The Company currently has a performance-based bonus plan similar to the Plan, pursuant to which the Company rewards management for achieving certain performance objectives. However, under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such individual’s compensation exceeds $1 million in any one year. The Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” in accordance with Section 162(m). The Plan is designed to qualify awards made under the Plan as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executives.

Description of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix B.

Purpose of the Plan

The Plan is intended to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the Plan

The Plan will be administered by the Compensation Committee of the Board of Directors in accordance with the express provisions of the Plan and the requirements of Section 162(m).

Eligibility to Receive Awards

All officers of the Company are eligible to participate in the Plan. Participation in the Plan by any particular officer is determined annually in the discretion of the Compensation Committee. In selecting participants for the Plan, the Compensation Committee will choose officers of the Company who are likely to have a significant impact on Company performance. For fiscal year 2005, it is currently anticipated that participants in the Plan will be the members of the Company’s Executive Leadership Team, which is currently comprised of the Messrs. Ashburn, Chuang, Helleboid, ILL, Klein and Nielsen. Participation in future years will be in the discretion of the Compensation Committee, but it currently is expected that five to ten officers will participate each year.

Target Awards and Performance Goals

For each year, the Compensation Committee will establish in writing: (i) a target award for each participant, (ii) the performance goals which must be achieved in order for the participant to be paid the target award, and

(iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals.

Each participant’s target award will be expressed as a percentage of his or her base salary. Base salary under the Plan means the participant’s annual salary rate on the last day of the Plan year.

There are eleven performance measures which the Compensation Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (i) revenue, (ii) profits, (iii) customer satisfaction management by objectives, (iv) earnings per share, (v) individual management by objectives, (vi) net income, (vii) new orders, (viii) pro forma net income, (ix) return on designated assets, (x) return on sales, and (xi) bookings. Each of these measures is defined in the Plan. The Compensation Committee may set performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals which apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

Determination of Actual Awards

After the end of each Plan year, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant’s actual award under the Plan may exceed $5 million for any year.

The Plan contains a continuous employment requirement. If a participant terminates employment with the Company prior to the award payment date, he or she generally will not be entitled to the payment of an award for the year, based on participant’s performance during the completed portion of the subject period. However, if the participant’s termination is due to disability or death, the Compensation Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

Awards under the Plan generally will be payable in cash after the end of the year during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s 1997 Stock Incentive Plan or successor equity compensation plan. Any restricted stock so granted would vest over a period not longer than four years.

Plan Benefits

As of the date of this Proxy Statement, no executive officer or employee of the Company has received any benefits or awards under the Plan. The benefits to be received under the Plan by the Company’s executive officers and employees are not determinable at this time. The award (if any) paid under the Plan generally will be the only annual cash incentive bonus the participant will receive. Executive officers who are not participants in the Plan will be eligible for an incentive bonus under the Company’s existing performance-based bonus plan.

Amendment and Termination of the Plan

The Board may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m), certain material amendments to the Plan will be subject to shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE COMPANY’S 2004 SENIOR EXECUTIVE BONUS PLAN

PROPOSAL NO. 3

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the Company’s inception in 1995 and has been appointed by the Board to continue as the Company’s independent auditors for the Company’s fiscal year ending January 31, 2004. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

The Company has been informed by Ernst & Young LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company. During the Company’s fiscal year ended January 31, 2003, the Company incurred the following aggregate fees from Ernst & Young LLP:

Audit Fees.    The aggregate audit fees billed or expected to be billed by Ernst & Young LLP for professional services rendered to the Company for the year ended January 31, 2003 were $1,472,000. Audit fees include fees for the audits of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, assistance with Securities and Exchange Commission filings and statutory audits for foreign subsidiaries.

Audit-Related Fees.    The aggregate audit-related fees billed by Ernst & Young LLP for services rendered to the Company for the year ended January 31, 2003 were $3,364,000. Audit-related services primarily include services rendered in connection with the Company’s revenue contract compliance audit program; as well as accounting consultations and the audit of the Company’s 401(k) deferred compensation pension plan.

Tax Fees.    The aggregate tax fees billed by Ernst & Young LLP for services rendered to the Company for the year ended January 31, 2003 were $1,142,000. Tax services include tax compliance, tax advice, tax planning and expatriate tax assistance.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered to the Company other than the audit fees, audit-related fees and tax fees described in the preceding three paragraphs for the year ended January 31, 2003 were $200,000. All other fees substantially relate to services for expatriate human resource assistance.

The Audit Committee considered whether the audit-related services and non-audit services are compatible with the principal accountants’ independence and concluded that the provision of the audit-related services and the non-audit services are compatible with maintaining the independence of the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND

APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2004

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of (i) each person that served as the Company’s Chief Executive Officer of the Company during the fiscal year ended January 31, 2003, (ii) the four other most highly compensated Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended January 31, 2003, and (iii) up to two former executive officers of the Company who would have been one of the Company’s four most highly compensated officers had such officer been serving as such at the end of the Company’s fiscal year ending January 31, 2003 (collectively, the “Named Executive Officers”):

	Annual Compensation			Long-Term Compensation
Name	Fiscal Year (1)	Salary ($)	Bonus and Commission ($)(2)	Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
Alfred S. Chuang Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	525,000 412,500 350,000	465,300 764,109 449,389	— — —		2,500,000 1,750,000 1,100	— — —

William T. Coleman III Director and Chief Customer Advocate	2003 2002 2001	512,500 437,500 400,000	432,215 246,890 511,736	— — —		100,000 1,300,000 1,001,100	— — —

William M. Klein Executive Vice President and Chief Financial Officer	2003 2002 2001	400,000 387,500 350,000	267,920 139,913 223,099	— — —		1,300,000 550,000 100	— — —

Matthew S. Green (3) Former Executive Vice President, Worldwide Sales	2003 2002 2001	379,784 296,438 285,750	244,510 165,928 149,130	— — —		75,000 381,000 80,100	— — —

Tod Nielsen (4) Executive Vice President and Chief Marketing Officer	2003 2002	300,000 132,731	190,940 36,000	— —		1,000,000 518,226	— —

Thomas M. Ashburn (5) Executive Vice President, Worldwide Services	2003 2002	300,000 44,744	167,544 —	— —		950,000 340,000	— —

Charles L. ILL III (6) Executive Vice President, Worldwide Sales	2003	34,462	326,667	1,202,000	(7)	900,000	71,991	(8)

(1)	Compensation reported for fiscal years ending January 31, 2001, January 31, 2002, and January 31, 2003.

(2)	Includes bonus amounts earned in the fiscal year.

(3)	Mr. Green terminated his employment with the Company in November 2002.

(4)	Mr. Nielsen became an employee of the Company in August 2001.

(5)	Mr. Ashburn became an employee of the Company in August 2001.

(6)	Mr. ILL became an employee of the Company in January 2003.

(7)	Represents a total of 100,000 shares sold to Mr. ILL pursuant to a restricted stock purchase agreement on January 6, 2003. These shares are subject to a right of repurchase by the Company which lapses on January 6, 2004. The dollar value of the shares was based upon the market price of $12.03 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on December 30, 2002, less the exercise price of $0.01 paid per share.

(8)	Mr. ILL’S other compensation includes payment of relocation expenses of $56,591.

Employment Agreements, Termination of Employment and Change in Control Arrangements

The Company entered into an employment agreement with Alfred S. Chuang dated September 1, 1999, which was amended November 2, 2001 (the “Chuang Agreement”). The Chuang Agreement provides that Mr. Chuang receive an annual salary commencing in 2001 of $500,000, which amount is reviewed annually. For the fiscal year ended January 31, 2003, the base salary for Mr. Chuang was $525,000. Mr. Chuang is also entitled to participate in any applicable bonus, retirement, insurance, savings or other employee benefit plans adopted by the Company.

The Chuang Agreement continues until the earlier of (1) October 1, 2005 or (2) termination of employment by (i) the Board of Directors for cause (as defined in the Chuang Agreement) at any time upon 10 days’ written notice, or without cause (as defined in the Chuang Agreement) upon 10 days’ written notice, (ii) death, (iii) Mr. Chuang for specified good reason following a change in control (as defined in the Chuang Agreement) of the Company or a similar corporate transaction, (iv) Mr. Chuang at will upon two weeks’ notice, or (v) disability. Upon termination of employment without cause (as defined in the Chuang Agreement) by the Company, or for specified good reason by Mr. Chuang following a change in control of the Company or a similar corporate transaction, the Company will hire Mr. Chuang as a consultant until the end of the specified period of employment. During the period of such consultancy, Mr. Chuang is required to be available a maximum of 40 hours per week in return for which he will be entitled to receive a monthly salary, bonus, benefits and vesting of options as if he were still an employee under the Chuang Agreement. Upon termination of employment for cause (as defined in the Chuang Agreement) by the Company (as defined in the Chuang Agreement), or at will by Mr. Chuang, the Company can require Mr. Chuang to provide consulting services for a maximum of 40 hours per week until the end of the specified period of employment, during which period Mr. Chuang will be paid his monthly salary on a prorated basis. Upon termination by death or disability, Mr. Chuang, or his estate will, under certain circumstances, receive his salary and certain other benefits until the end of the specified period of employment.

The Company and Alfred S. Chuang have entered into an agreement dated October 1, 2002 providing for the continuation of Mr. Chuang’s employment for one year after a change of control of the Company (the “COC Agreement”). In the event of a change of control of the Company (as defined in the COC Agreement), should Mr. Chuang’s employment with the Company be involuntarily terminated or his position changes within the year after such event, Mr. Chuang will be entitled to receive two years’ compensation, benefits for two years, and acceleration of vesting of his unvested stock options and to exercise all stock options for the term of such options. In the event Mr. Chuang’s employment is terminated by the Company for Cause (as defined in the COC Agreement), he shall be entitled to a lump sum cash payment calculated in accordance with the terms of the COC Agreement. The COC Agreement and the Chuang Agreement are effective independently; however, he may receive a cash severance payment under only one of such agreements as he may elect.

The Company and William Coleman III entered into an employment agreement dated November 2, 2001 (the “Coleman Agreement”). The Coleman Agreement provides that Mr. Coleman receive an annual salary commencing in 2001 of $500,000, which amount is reviewed annually. The Coleman Agreement also provides for Mr. Coleman to receive a minimum quarterly bonus of approximately $9,100. For the fiscal year ended January 31, 2003, the earned base salary for Mr. Coleman was $512,500. Mr. Coleman is also entitled to participate in any applicable bonus, retirement, insurance, savings or other employee benefit plans adopted by the Company.

The Coleman Agreement continues until the earlier of (1) October 1, 2005 or (2) termination of employment by (i) the Board of Directors for cause (as defined in the Coleman Agreement) at any time upon 24 hours’ written notice; (ii) death; (iii) Mr. Coleman for a specified good reason following a change in control (as defined in the Coleman Agreement) of the Company or a similar corporate transaction; (iv) Mr. Coleman at will upon two weeks’ notice; or (v) disability. Upon termination of employment without cause (as defined in the Coleman Agreement) by the Company, or for specified good reason by Mr. Coleman following a change in control of the

Company or a similar corporate transaction, the Company has agreed that it will hire Mr. Coleman as a consultant for two years after such termination. During the period of such consultancy, Mr. Coleman will be required to be available a maximum of 40 hours per week in return for which he will be entitled to receive a monthly salary, bonus, benefits and vesting of options as if he were still an employee under the Coleman Agreement. Upon termination of employment for cause (as defined in the Coleman Agreement) by the Company, or at will by Mr. Coleman, the Company can require Mr. Coleman to provide consulting services for a maximum of 40 hours per week until the end of the specified period of employment, during which period Mr. Coleman will be paid his monthly salary on a prorated basis. Upon termination by death or disability, Mr. Coleman or his estate will, under certain circumstances, receive his salary and certain other benefits until the end of the specified period of employment.

The Company has entered into an employment agreement providing for the employment of Tod Nielsen, the Company’s Chief Marketing Officer, effective August 1, 2001 (the “Nielsen Agreement”). The Nielsen Agreement continues in effect until the earlier of (1) August 1, 2003 or (2) termination of employment (i) voluntarily by Mr. Nielsen, (ii) involuntarily (as defined in the Nielsen Agreement) by the Company, or (iii) for cause (as defined in the Nielsen Agreement) by the Company. The Nielsen Agreement provides that Mr. Nielsen shall be paid an annual salary of $240,000, which amount is reviewed annually. Mr. Nielsen is also entitled to participate in any applicable bonus, retirement, insurance, savings or other employee benefit plans adopted by the Company. In the event Mr. Nielsen’s employment with the Company is terminated involuntarily (as defined in the Nielsen Agreement) by the Company within two years from the effective date of the Nielsen Agreement, the Company shall pay Mr. Nielsen a lump sum cash payment equal to twelve months pay at his then current base salary and accelerate the vesting any unvested stock options that were issued to Mr. Nielsen in connection with the Company’s acquisition of CrossGain as consideration for the vested options and shares of CrossGain previously held by Mr. Nielsen.

The Company and Thomas M. Ashburn, Olivier Helleboid, Charles L. ILL III, William M. Klein and Tod Nielsen (individually, the “Executive Officer”) have each entered into an employment continuation agreement dated August 12, 2002, August 26, 2002, January 6, 2003, August 12, 2002 and August 12, 2002, respectively (the “Continuation Agreements”). The Continuation Agreements provide for the continuation of the Executive Officer’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Continuation Agreements) of the Company, should the Executive Officer’s employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, the Executive Officer will be entitled to receive two years’ compensation, benefits for two years, and acceleration of vesting of unvested stock options and to exercise all stock options for the term of such options. In the event the Executive Officer’s employment is terminated by the Company for Cause (as defined in the Continuation Agreement), the terminated employee(s) shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Continuation Agreement. The Continuation Agreement for Mr. Nielsen and the Nielsen Agreement are effective independently.

Option Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended January 31, 2003. In addition, as required by the SEC rules, the table sets forth the potential realizable value over the term of the option (the period from the date of grant to the expiration date) based on assumed rates of stock appreciation of 0%, 5% and 10%, compounded annually. These amounts are based on rates of appreciation specified by the SEC, and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company’s Common Stock.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal		Exercise Price		Fair Market Value	Expiration	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
	(#) (1)	Year (2)		($/Share)		($/Share)	Date	0% (3)		5% (4)	10% (4)
Alfred S. Chuang	300,000 1,200,000 1,000,000	1.0217 4.0869 3.4057	% % %	10.78 5.55 2.775	(5) (5) (6)	10.78 5.55 5.55	4/12/12 7/26/12 7/26/12	$	— — 2,775,000	$2,033,845 4,188,438 6,265,365	$5,154,163 10,614,324 11,620,271

William T. Coleman III	100,000	0.3406%		10.78	(5)	10.78	4/12/12		—	677,948	1,718,054

William M. Klein	100,000 500,000 700,000	0.3406 1.7028 2.3840	% % %	10.78 5.55 2.775	(5) (5) (6)	10.78 5.55 5.55	4/12/12 7/26/12 7/26/12		— — 1,942,500	677,948 1,745,183 4,385,756	1,718,054 4,422,635 8,134,189

Matthew S. Green	75,000	0.2554%		10.78	(5)	10.78	4/12/12		—	508,461	1,288,541

Tod Nielsen	100,000 500,000 400,000	0.3406 1.7028 1.3623	% % %	10.78 5.55 2.775	(5) (5) (6)	10.78 5.55 5.55	4/12/12 7/26/12 7/26/12		— — 1,110,000	677,948 1,745,183 2,506,146	1,718,054 4,422,635 4,648,108

Thomas M. Ashburn	50,000 500,000 400,000	0.1703 1.7029 1.3623	% % %	10.78 5.55 2.775	(5) (5) (6)	10.78 5.55 5.55	4/12/12 7/26/02 7/26/02		— — 1,110,000	338,974 1,745,183 2,506,146	859,027 4,422,635 4,648,108

Charles L. ILL III	900,000	3.0651%		12.03	(5)	12.03	1/06/13		—	6,809,042	17,255,449

(1)	All options with exception to the discounted stock option grants, vest over four years, at a rate of 25% at the end of the first year and 1/48th each month thereafter. The discounted stock option grants vest over three years, at a rate of 50% at the end of the first 18 months and 1/36th each month thereafter. All stock options granted have a 10-year term.

(2)	For the fiscal year ended January 31, 2003, the Company granted options to employees to purchase an aggregate of 29,362,312 shares.

(3)	The dollar amounts under this column represent the difference between the exercise price and the fair market value of the Company’s Common Stock at the date the stock options were granted.

(4)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The potential realizable values are based on an assumption that the price of the Company’s Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual gains, if any, on stock option exercises depend on the future performance of the Company’s Common Stock and overall market conditions, as well as the optionee’s continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(5)	The exercise price per share of stock options granted represents the fair market value of the Company’s Common Stock at the date the stock options were granted.

(6)	The exercise price per share of stock options granted represents a discount of 50% from the fair market value of $5.55 of the Company’s Common Stock at the date the stock options were granted.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ended January 31, 2003, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of underlying stock options as of January 31, 2003, and the value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the fair market value of the shares subject to such option on January 31, 2003.

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at January 31, 2003 (#)		Value of Unexercised In-the-Money Options at January 31, 2003 ($) (1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Alfred S. Chuang	106,461	996,291	2,732,570	3,878,129	16,543,932	18,883,216

William T. Coleman III	—	—	1,687,572	1,302,088	4,168,281	410,282

William M. Klein	—	—	633,431	1,816,669	31,500	9,842,000

Matthew S. Green	311,666	860,612	80,057	—	—	—

Tod Nielsen (2)	—	—	245,495	1,317,520	137,314	7,178,984

Thomas M. Ashburn	—	—	101,250	1,188,750	—	6,947,500

Charles L. ILL III	—	—	—	900,000	—	—

(1)	Based upon the market price of $11.97 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on January 30, 2003, less the option exercise price payable per share.

(2)	The underlying stock options and year-end option values reported for Mr. Nielsen are represented in part by CrossGain stock options and vested CrossGain stock that were converted into the Company’s stock options at a specified conversion ratio in connection with Company’s acquisition of CrossGain during fiscal 2002.

EQUITY COMPENSATION PLANS

The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans not approved by the Company’s stockholders. Information in the table is as of January 31, 2003.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	66,622,989	(1)	$15.0223	29,817,438	(2)
Equity compensation plans not approved by stockholders	7,543,092	(3)	$9.0967	183,782

Total/Weighted Average/Total	74,166,081		$14.4197	30,001,220

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 1995 Flexible Stock Incentive Plan and 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 Stock Incentive Plan shall be increased by a number of shares of

Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company, or (iii) a lesser number determined by the administrator of the 1997 Stock Incentive Plan. The 1995 Flexible Stock Incentive Plan and the 1997 Stock Incentive Plan were approved by the stockholders of the Company prior to its initial public offering in 1997.

(2)	Includes shares of the Company’s Common Stock authorized for future issuance under the 1997 Employee Stock Purchase Plan. The 1997 Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 Employee Stock Purchase Plan shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, or (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company reduced by the number of shares of Common Stock added to the Company’s 1997 Stock Incentive Plan during the same year. The 1997 Employee Stock Purchase Plan was approved by the stockholders of the Company prior to its initial public offering in 1997.

(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 2000 Non-Qualified Stock Incentive Plan.

(4)	As of January 31, 2003, options and rights to purchase an aggregate of 829,061 shares of the Company’s Common Stock at a weighted average exercise price of $9.6056 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with acquisition transactions: CrossGain Corporation Amended and Restated 2000 Stock Plan, Theory Center Amended and Restated 1999 Stock Option/Stock Issuance Plan, WebLogic, Inc. 1996 Stock Plan and Westside.com, Inc. 1999 Amended and Restated Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under these equity compensation plans are not reflected in the table above.

The following is a description of the material features of the Company’s equity compensation plan that was not approved by the Company’s stockholders:

2000 Non-Qualified Stock Incentive Plan

The Board of Directors adopted the 2000 Non-Qualified Stock Incentive Plan (the “2000 Plan”) on December 1, 1999. The 2000 Plan is administered by the Compensation Committee. Pursuant to the 2000 Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock and performance units, in its discretion, only to employees and consultants of the Company. No stock options, stock appreciation rights, restricted shares or performance units from the 2000 Non-Qualified Plan may be granted to directors or executive officers of the Company. The 2000 Plan does not provide for the grant of incentive stock options.

An aggregate of 8,000,000 shares of the Company’s Common Stock have been reserved for the grant of stock options, stock appreciation rights, restricted stock and performance units under the 2000 Plan. Shares underlying awards that are forfeited or canceled are not counted as having been issued under the 2000 Plan. Non-qualified stock options shall be issued under the 2000 Plan with an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant. In the case of awards other than non-qualified stock options, the exercise price shall be determined by the administrator of the 2000 Plan. Options are generally non-transferable. The term of all options granted under the 2000 Plan shall not exceed ten years from the date of grant. The 2000 Plan shall continue in effect until terminated by the Board of Directors.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 31, 2003, which include the consolidated balance sheets of the Company as of January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years in the period ended January 31, 2003, and the notes thereto.

Review and Discussion with Management

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review and Discussion with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2003 for filing with the SEC. The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004.

MEMBERS OF THE AUDIT COMMITTEE

Dean O. Morton

Stewart K.P. Gross

Robert L. Joss

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Compensation Committee of the Board was formed in March 1997 and consists of Carol A. Bartz and William H. Janeway. Decisions concerning the compensation of the Company’s executive officers are made by the Compensation Committee and reviewed by the full Board (excluding any interested director).

Executive Officer Compensation Programs

The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.

The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

Base Salaries.    Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s general financial performance. The weight given each such factor by the Compensation Committee may vary from individual to individual.

Incentive Bonuses.    The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by the Compensation Committee and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance.

Stock Option Grants.    Stock options may be granted to executive officers and other employees under the Company’s stock plans. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. However, the Board has authority to grant options with differing vesting periods. The principal factors considered in granting stock options to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Company’s stock plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Other Compensation Plans.    The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation pension plan.

Deductibility of Compensation.    Section 162(m) limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers to the extent that such compensation exceeds $1 million in any one year. The Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

Except for non-performance based compensation exceeding the $1 million limitation by $176,609 which was paid to Alfred S. Chuang during the Company’s fiscal year ended January 31, 2002, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers have been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Chuang’s base salary earned for the fiscal year ended January 31, 2003 was $525,000. Mr. Chuang’s base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Chuang’s base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Mr. Chuang was granted options to purchase up to 2,500,000 shares of the Company’s Common Stock and earned a bonus of $465,300 for the fiscal year ended January 31, 2003.

MEMBERS OF THE COMPENSATION COMMITTEE

Carol A. Bartz

William H. Janeway

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended January 31, 2003 between the Company and certain affiliated parties.

Loans to Executive Officers

On September 1, 1999, the Company extended a $5.0 million unsecured line of credit to Mr. Chuang. During fiscal 2003 and as of April 30, 2003, there were no outstanding borrowings under the line of credit.

On September 1, 1999, the Company extended a $5.0 million unsecured line of credit to Mr. Coleman, pursuant to his employment agreement. On August 23, 2001, Mr. Coleman borrowed $5.0 million under the line of credit. The loan bears interest at 7% per annum, compounding semiannually and is due within 90 days upon the earlier of (i) termination of employment or (ii) the Company’s stock price achieving a specified average fair market value. The unpaid balance on the loan, including accrued interest, at April 30, 2003 was $5,609,029. The largest amount outstanding on the loan, including accrued interest, during fiscal 2003 was $5,515,404.

On November 2, 2001, the Company entered into an employment agreement with Mr. Coleman and in connection therewith issued a secured and full recourse line of credit of $25.0 million (the “Secured Line of Credit”). The Secured Line of Credit is secured by real property and bears interest at 6% per annum. Borrowings under the Secured Line of Credit are due upon 90 days written demand. During July 2002, the Company loaned $19.2 million to Mr. Coleman under the Secured Line of Credit. The terms of the Secured Line of Credit stipulate that once borrowed funds have been repaid, they cannot be re-borrowed. By October 2002, Mr. Coleman repaid in full the $19.2 million outstanding Secured Line of Credit to the Company, including interest of $154,083. As of April 30, 2003, there were no outstanding borrowings under the Secured Line of Credit.

Certain Transactions

In January and February 2001, the Company sold a portion of its investment in WebGain, Inc., a private company, to WP Equity Partners, Inc. (“WP Equity Partners”) in exchange for two notes receivable from WP Equity Partners. WP Equity Partners is managed by Warburg Pincus, and Messrs. Janeway and Gross, both directors of the Company, are Vice Chairman and Managing Director, respectively, of Warburg Pincus and general partners of WP. The notes receivable from WP Equity Partners were for $68.0 million and $6.6 million, respectively, and bore interest at 7% per annum. Interest income on the notes receivable from WP Equity Partners was $5.2 million for the fiscal year ended January 31, 2003. The notes were repaid in full on January 31, 2003.

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock from January 31, 1998 through the end of the Company’s fiscal year ended January 31, 2003, with the percentage change in the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Services Index. The comparison assumes an investment of $100 on January 31, 1998 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the 2004 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between March 20, 2004 and April 19, 2004. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2004 annual meeting of stockholders must be received by the Company not later than February 3, 2004 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended January 31, 2003, all Reporting Persons complied with all applicable filing requirements, except one Form 4 reporting the gift of shares by Alfred S. Chuang, which was inadvertently filed late.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by telephone, Internet, returning the accompanying proxy card in the enclosed envelope, or by attending the Annual Meeting and voting in person.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BEA SYSTEMS, INC., 2315 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95131, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Alfred S. Chuang

Chairman of the Board, President

and Chief Executive Officer

May 30, 2003

San Jose, California

APPENDIX A

AMENDED CHARTER OF THE AUDIT COMMITTEE

Organization

The Audit Committee of BEA Systems, Inc. (the “Company”) is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements and the Company’s Code of Conduct; and (3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee also serves in an oversight role providing advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with the independent auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee is comprised of not less than three members who shall meet the independence and experience requirements as provided in the applicable Marketplace Rules of the NASDAQ Stock Market. The members of the Audit Committee, including the designation of the Chair of the Audit Committee, shall be made by the full Board on an annual basis.

At least one member of the Audit Committee shall be a financial expert as defined by the Securities and Exchange Commission (the “SEC”). Audit Committee members are generally not expected to serve on the audit committees of more than two other public companies.

The Audit Committee shall have the authority to retain independent legal, accounting or other advisors as it deems appropriate to advise the Audit Committee at the Company’s expense.

The Audit Committee shall meet as necessary, but not less than once per fiscal quarter. The Audit Committee shall make regular reports to the Board at the next Board of Directors Meeting following each quarterly Audit Committee meeting.

Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

2.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements. Recommend to the Board of Directors that the audited financial statements be included in the Annual Report and on Form 10-K.

3.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-generally accepted accounting principles (“GAAP”) information, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Review disclosures made to the Audit Committee by the Company’s Chief Financial Officer and Chief Executive Officer during their certification process for the Form 10-K and Form 10-Q concerning any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

5.	Review and discuss quarterly reports from the independent auditor on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures and certain transactions out of the ordinary on the Company’s financial statements.

7.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

8.	Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

9.	Possess direct responsibility for the resolution of disagreements between management and the independent auditor regarding financial reporting.

10.	Meet at least quarterly with the Chief Financial Officer, the lead internal auditor and the independent auditor in separate executive sessions.

11.	Possess the sole authority to appoint or replace the independent auditor, which reports directly to the Audit Committee.

12.	Review and evaluate with regular annual input from management the lead partner of the independent audit team.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14.	Obtain and review a summary from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.	Possess direct responsibility for pre-approval of the estimated fees or structure of the fees to be paid to the independent auditor for audit services.

16.	Possess direct responsibility for pre-approval of the retention of the independent auditor for any non-audit service and the estimated fee or structure of the fee for such service.

17.	Meet with the independent auditor at the beginning of each fiscal year to review the planning, staffing and conduct of the annual audit process.

18.	Review the annual performance evaluation and the appointment and replacement of the lead internal auditor.

19.	Review the significant findings in the reports to management prepared by the internal auditor and management’s responses.

20.	Discuss with the independent auditor and management the internal audit function and responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

21.	Obtain reports from management, the Company’s lead internal auditor and the independent auditor that the Company, including its subsidiary/foreign affiliated entities, are in conformity with applicable legal requirements and the Company’s Code of Conduct, including disclosures of insider and affiliated party transactions.

22.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

23.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

24.	Review and approve the Company’s procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.	Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B

BEA SYSTEMS, INC.

2004 SENIOR EXECUTIVE BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1    Purpose.    BEA Systems, Inc. hereby establishes the BEA Systems, Inc. 2004 Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2    Effective Date.    The Plan shall be effective as of July 11, 2003, subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2003 Annual Meeting of Shareholders. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2    “Annual Revenue” means the Company’s or business unit’s net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants. In addition, Annual Revenue will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board that occurs during the Plan Year.

2.3    “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4    “Board” means the Company’s Board of Directors.

2.5    “Bookings” means as to any Plan Year, the firm orders for a product or service as determined based upon the Company’s customary order recognition practice and revenue recognition policy.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.7    “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.8    “Company” means BEA Systems, Inc., a Delaware corporation.

2.9    “Controllable Profits” means as to any Plan Year, a business unit’s Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

2.10    “Customer Satisfaction MBOs” means as to any Participant for any Plan Year, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

2.11    “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.12    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.13    “Earnings Per Share” means as to any Plan Year, the Net Income or Pro Forma Net Income, divided by a weighted average number of shares of Company common stock outstanding and dilutive common stock equivalent shares deemed outstanding.

2.14    “Individual MBOs” means as to a Participant for any Plan Year, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its discretion).

2.15    “Maximum Award” means as to any Participant for any Plan Year, five million ($5,000,000) dollars. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.16    “Net Income” means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year determined in accordance with generally accepted accounting principles, provided that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants. In addition, Net Income will be calculated without regard to the following events during the Plan Year: (i) any change in accounting standards that may be required by the Financial Accounting Standards Board, (ii) all one-time charges and write-offs, and (iii) all expenses and income attributable to any acquisition of or merger with a business (other than those anticipated acquisitions or mergers that the Committee determines prior to the Plan Year should be included in the calculation of Net Income).

2.17    “New Orders” means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time as determined based upon the Company’s customary order recognition practice and revenue recognition policy.

2.18    “Participant” means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

2.19    “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.20    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance

Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Bookings, (c) Controllable Profits, (d) Customer Satisfaction MBOs, (e) Earnings Per Share, (f) Individual MBOs, (g) Net Income, (h) New Orders, (i) Pro Forma Net Income, (j) Return on Designated Assets, and (k) Return on Sales. The performance Goals may differ from Participant to Participant.

2.21    “Plan Year” means the 2005 fiscal year of the Company and each succeeding fiscal year of the Company.

2.22    “Pro Forma Net Income” means as to any business unit for any Plan Year, the Controllable Profits of such business unit, minus allocations of corporate taxes, interest, and other expenses.

2.23    “Return on Designated Assets” means as to any Plan Year, the Pro Forma Net Income, divided by the average of beginning and ending business unit designated assets, or Net Income, divided by the average of beginning and ending designated corporate assets.

2.24    “Return on Sales” means as to any Plan Year, the percentage equal to Net Income or Pro Forma Net Income, divided by the Company’s or the business unit’s Annual Revenue.

2.25    “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants.    On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2    Determination of Performance Goals.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3    Determination of Target Awards.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4    Determination of Payout Formula or Formulae.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5    Determination of Actual Awards.    After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid for a reason other than Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year, provided, however, that the Committee, in its discretion, may pay a Participant all or a portion of the Target Bonus for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid due to Disability or death, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

SECTION 4

PAYMENT OF AWARDS

4.1    Right to Receive Payment.    Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2    Timing of Payment.    Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned.

4.3    Form of Payment.    Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 1997 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the Company’s 1997 Stock Incentive Plan or successor equity compensation plan. Any restricted stock bonus so awarded shall vest over a period of not more than four years, subject to acceleration for termination of employment due to death or Disability.

4.4    Other Deferral of Actual Awards.    The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5    Payment in the Event of Death.    If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1    Committee is the Administrator.    The Plan shall be administered by the Committee.

5.2    Committee Authority.    The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the

Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3    Tax Withholding.    The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

SECTION 6

GENERAL PROVISION

6.1    Nonassignability.    A Participant shall have no right to assign or transfer any interest under this Plan.

6.2    No Effect on Employment.    The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3    No Individual Liability.    No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4    Severability; Governing Law.    If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of California, with the exception of California’s conflict of laws provisions.

6.5    Affiliates of the Company.    Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1    Amendment and Termination.    The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to shareholder approval.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BEA SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

July 11, 2003

The undersigned hereby appoints Alfred S. Chuang and Robert F. Donohue, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BEA Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Daylight Time on Friday, July 11, 2003, at the Silicon Valley Conference Center, located at 2161 North First Street, San Jose, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BEA SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to BEA Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BEASYS	PLEASE KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BEA SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEES LISTED BELOW AND

FOR PROPOSALS 2 AND 3

Vote On Directors

	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee's number on the line below.
1. Election of three Class III Directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).	☐	☐
01) William T. Coleman III, 02) L. Dale Crandall and 03) William H. Janeway

Vote On Proposals	For	Against	Abstain

2. Proposal to ratify and approve the adoption of the BEA Systems, Inc. 2004 Senior Executive Bonus Plan.	☐	☐	☐

3. Proposal to ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending January 31, 2004.	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Authority is hereby given to the proxies, identified on the front of this card, to vote in their discretion, upon such other business as may properly come before the Annual Meeting.

(Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer If a partnership, please sign in partnership name by authorized person.)

If you plan to attend the Annual Meeting, please mark the box to the right.                                    ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD  PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date